PRESS RELEASE
Consolidated-Tomoka Land Co. • P. O. Box 10809 • Daytona Beach, FL 32120-0809 • 386-274-2202 • Fax: 386-274-1223

For Immediate Release

Date:	July 24, 2009
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated Tomoka Announces Action in Response to Shareholder Proposals

DAYTONA BEACH, FLORIDA (July 24, 2009) – Consolidated-Tomoka Land Co. (NYSE AMEX-CTO) (the “Company”) announced today that at a meeting of the Company’s Board of Directors held on July 22, 2009, the Board intends to submit to shareholders binding proposals to amend the Company’s Articles of Incorporation at the Company’s 2010 Annual Meeting of Shareholders to declassify the Board and to limit the number of directors on the Board to eleven.  The Board also determined that in addition to its recent election of an independent chairman it will amend the charter of the Governance Committee to adopt an independent board chairman policy.

The Board made these determinations in recognition of the voting results at the Company’s 2009 Annual Meeting of Shareholders, at which the Company’s shareholders approved non-binding proposals in favor of the adoption of an independent chairman policy, the declassification of the Board and limiting the Board to eleven members.  The Board believes that submitting these proposals to a binding vote of the Company’s shareholders is the appropriate response to that vote, and is consistent with the Company’s commitment to good corporate governance.

The proposed amendments to the Company’s Articles of Incorporation will require the affirmative vote of the holders of at least 85% of the Company’s shares entitled to vote on these matters in order to be approved.  If the new declassification proposal is approved by shareholders, each director would stand for election annually; the proposal will not affect the unexpired terms of previously-elected directors.

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and generates over $9 million annually before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.

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“Safe Harbor”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "will," "could," "may," "should," "plan," "potential," "predict," "forecast," "project," and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management.